Exhibit 10.1

Citigroup Global Markets Inc. 388 Greenwich Street, 19th Floor New York, New York 10013	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION 383 Madison Avenue New York, New York 10179
BARCLAYS BANK PLC 745 Seventh Avenue New York, New York 10019	COLUMN FINANCIAL, INC. 11 Madison Avenue New York, New York 10010

COMMITMENT LETTER

August 5, 2014

NorthStar Realty Finance Corp.

399 Park Avenue, 18th Floor

New York, New York 10022

Re:	Project Griffin

Ladies & Gentlemen:

Citigroup Global Markets Inc. (“CGMI”, on behalf of Citi; “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby), JPMorgan Chase Bank, National Association (“JPM”), Barclays Bank plc, a public company registered in England and Wales (“Barclays”) and Column Financial, Inc. (“CF”; CGMI, JPM, Barclays and CF, individually or collectively, as the context may require, “Lender”) hereby commits to provide (or to cause one or more of their respective affiliates to provide) a loan or loans, as applicable, in connection with the acquisition by NorthStar Realty Finance Corp. (“REIT”) of Griffin-American Healthcare REIT II, Inc. (together with certain of its affiliates and subsidiaries, collectively, “Target Co”), on the terms and conditions set forth in this letter and the Term Sheet attached hereto as Exhibit A and constituting a part hereof (the “Term Sheet”, the Term Sheet and this letter, collectively, the “Commitment”). All terms and conditions of the Term Sheet are incorporated herein by reference for purposes of originating the loan or loans (individually and collectively, the “Loan”). The borrower or borrowers under the Loan shall each be direct or indirect subsidiaries of REIT (collectively, “Borrower”). Terms used but not otherwise defined herein shall have the meaning set forth in the Term Sheet.

This Commitment has been issued on the basis of certain information supplied by you to Lender (including, but not limited to, the description of the Properties and collateral) and Lender’s initial underwriting, market review and site inspections.

A.             Closing Requirements

This Commitment and the consummation of the Loan transaction are subject to (i) satisfaction (or waiver by Lender, in its reasonable discretion) of the terms and conditions set forth in the Term Sheet and (ii) the execution and delivery by Borrower and REIT of the definitive documentation relating to the Loan described in Section C below.

B.             Due Diligence

REIT shall cooperate, and shall cause the Borrower to cooperate, with Lender in a commercially reasonable manner (including, without limitation, with respect to due diligence matters) to cause the closing of the Loan in the customary manner for Loans of the size and with the types and number of properties securing the Loan. Lender shall use commercially reasonable efforts to (i) complete its due diligence as soon as is practicable (and in any event prior to the Closing Date) and (ii) negotiate and finalize the Loan Documents (as defined below) as soon as is practicable.

C.            Loan Documentation

The definitive documentation for the Loan shall include the documents set forth on Exhibit B attached hereto and such other documents as are customary for loan transactions similar to the Loan, including as to the size of the Loan and the types and number of properties securing the Loan (collectively, the “Loan Documents”); provided that the Mezzanine Loan Documents may be entered into after the Closing Date. All such Loan Documents shall be reasonably satisfactory to Borrower and Lender and shall contain the terms and conditions set forth in the Term Sheet, as modified by Lender and its counsel and agreed to by Borrower and its counsel. The Loan Documents will contain only such representations, warranties and affirmative and negative covenants by Borrower and Indemnitor as are customary for mortgage financings secured by properties similar in size, use and type as the Properties.

D.            Lender’s Counsel

The Loan documentation shall be prepared, and certain due diligence investigations shall be conducted, by Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104-2808, special counsel for Lender (“Lender’s Counsel”) and, to the extent deemed necessary and proper by Lender, local counsel.

E.             Assignment by Lender

REIT acknowledges that Lender may assign all or any part of its interest hereunder and its rights and obligations granted herein to any person or entity other than the entities listed on Exhibit C attached hereto and any affiliates of such entities (collectively, the “Excluded

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Entities”); provided, that unless otherwise consented to by REIT in writing, Lender shall not be released from its obligations hereunder as a result of such assignment until such time as the Loan is funded in full by the related assignee in accordance with the terms of the Loan Documents and provided further, that Lender shall retain exclusive control over all rights and obligations with respect to its Loan Share until the closing of the Loan, including all rights with respect to consents (subject to Section (P) below), modifications, supplements and amendments. The Loan Documents will include customary provisions permitting Lender to freely transfer the servicing for, or all or a portion of its rights in, the Loan and shall require Borrower to cooperate in connection with any such transfer. REIT acknowledges that, without limiting the circumstances in which Lender may transfer the Loan, Lender may transfer the Loan in connection with a securitization, syndication or other disposition of the Loan after the closing of the Loan. Notwithstanding the foregoing, the Loan Documents will prohibit transfers of any portion of the Loan (other than transfers pursuant to securitization) to Excluded Entities prior to the occurrence and during the continuance of an event of default.

F.             No Assignment by Borrower

Neither REIT nor Borrower may assign, transfer or encumber any of its respective rights pursuant to this Commitment, directly or indirectly; provided, that REIT may assign all or any part of its interest hereunder and its rights and obligations granted herein to any wholly-owned U.S. holding company owned and controlled by REIT and formed for purposes of consummating the acquisition and other transactions contemplated by this Commitment so long as any such assignee shall deliver a joinder to this Commitment whereby (a) REIT and such assignee confirm REIT’s assignment under the Commitment and (b) such assignee consents to be bound by and assumes, jointly and severally with REIT, all of the terms, conditions and obligations of REIT under this Commitment. Any attempt to make such an assignment, transfer or encumbrance in violation of this Section (F) shall render such assignment, transfer or encumbrance null and void ab initio.

G.             Costs

REIT shall deposit with Lender the Good Faith Deposit described in the Term Sheet on or before August 5, 2014 at 4:00 pm Eastern time. By countersigning below, REIT agrees to pay (or to cause Borrower to pay) to Lender (i) at closing (or as otherwise set forth in the Term Sheet) all costs and expenses in connection with the Loan as set forth in the Term Sheet in the section entitled “Reimbursement of Due Diligence Expenses” and (ii) at closing, or such other times as required pursuant to that certain Commitment Fee and Flex Letter of even date herewith between REIT and Lender (the “Fee Letter”), the Commitment Fee (as defined in the Fee Letter). REIT agrees that the Commitment Fee has been earned in full by Lender and is payable in connection herewith. The provisions of this paragraph shall survive the closing of the Loan and/or the termination or expiration of this Commitment.

H.            Brokers

REIT represents to Lender that it has not contracted with, nor does it know of, any broker who has participated in the application for the Loan or the transactions contemplated by this

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Commitment. By signing below, REIT agrees to pay, and to indemnify and hold Lender harmless from any and all loss, cost or expense arising from the breach of the foregoing representation. Lender represents to REIT and Borrower that it has not contracted with any broker who has participated in the application for the Loan or the transactions contemplated by this Commitment, and that it does not know of any such broker. The provisions of this paragraph shall survive the closing of the Loan and/or the termination of this Commitment.

I.              Termination

Lender may, at its option exercised by written notice to REIT at its address shown above, terminate this Commitment in its entirety in the event of the occurrence of any of the following:

(i)	Subject to REIT’s rights described in Section (F) above and Section (M) below, (a) any sale, transfer, pledge, or assignment of REIT’s or Borrower’s interest in the Properties or collateral/security for the Loan, or (b) any sale, transfer, pledge, encumbrance or assignment of any direct or indirect equitable or beneficial ownership interests of Indemnitor (other than minority, non-controlling equity interests that are not owned by REIT that may be created following the date hereof with respect to any operating partnership that is owned in part by the REIT and becomes a direct or indirect owner of Indemnitor, and other than publicly traded shares of common stock of the REIT that are listed on a nationally recognized exchange) and (other than sales of an up to, in the aggregate, 49%, non-controlling, minority equity interest (but not a preferred equity interest) in a holding company that indirectly wholly owns 100% of the Properties to one or more transferees acceptable to Lender in Lender’s reasonable discretion and subject to customary diligence acceptable to Lender for transfers of this type) Borrower;
(ii)	REIT or Borrower breaches any material provision contained in this Commitment; provided, however, REIT or Borrower shall be permitted to cure (other than the first sentence of Section (G) above) any such breach prior to the Commitment Expiration Date (as defined below) if such breach is susceptible of cure prior to such expiration date
(iii)	Intentionally omitted;
(iv)	any petition of bankruptcy, insolvency or reorganization is filed by or against REIT or Borrower; provided, that Lender shall not be permitted to terminate this Commitment if such petition is involuntary and was not consented to or colluded in by REIT and provided further that that such petition is dismissed within ninety (90) days of the filing thereof but in no event later than the proposed Closing Date;
(v)	the failure of any condition precedent to the consummation of the Loan to be satisfied on or before the Closing Date, as set forth in Section A above, unless waived in writing by Lender in its reasonable discretion;
(vi)	failure of the REIT to deliver (A) a current title report for the Properties (and a lender’s title policy on the Closing Date for each Property) reflecting good and valid title to, or a valid and enforceable leasehold interest in, each Property (subject only to permitted encumbrances for financings for large portfolios of this general asset type) (which shall
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include copies of all exceptions and other items referred therein) and/or (B) copies of all ground leases and ground lease estoppel certificates in a form reasonably acceptable to Lender with respect to each Property in which Borrower has a leasehold interest; provided, that, at REIT’s option, in lieu of terminating this Commitment pursuant to this clause (vi), Lender shall fund the Loan in full, provided, however, the terms set forth in the Term Sheet entitled “Special Reserves” shall apply to Properties with material defects and shall also apply to Properties in which Borrower has a leasehold interest for which Lender has not received copies of all ground leases and ground lease estoppel certificates in a form reasonably acceptable to Lender, provided, that, any “cap” or other limitations on the amount to be deposited into the “Special Reserve” shall not apply to such Properties; in addition, no “cap” or other limitations on the amount to be deposited into the “Special Reserve” shall apply to the Properties listed on Exhibit A to the Term Sheet as Vicksburg, Naples LTACH and Kissito Roanoke;
(vii)	following the occurrence of a Company Material Adverse Effect (as defined in that certain Agreement and Plan of Merger by and among REIT, certain affiliates of REIT, and Target Co (the “Acquisition Agreement”));
(viii)	any termination for any, or for no, reason of the Acquisition Agreement (other than by reason of a Company Material Adverse Effect); and
(ix)	any material amendments or waivers to the Acquisition Agreement (including, without limitation, a waiver or cancellation by REIT or its affiliates of their right to terminate the Acquisition Agreement if so entitled pursuant to the Acquisition Agreement) that affects one or more of the Properties and are adverse to Lender in any material respect are made without Lender’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Delay in the exercise of Lender’s right to terminate this Commitment in part or in whole upon the occurrence and during the continuance of any of the events listed above shall not be construed as a waiver of such right. The failure of Lender to act in any such event shall not be construed as a waiver of its right to act with respect to any subsequent event of a similar nature. Upon termination as set forth above, all of the obligations of Lender and Borrower pursuant to this Commitment (other than those that expressly survive termination) shall cease and be of no further force and effect whatsoever.

J.             Miscellaneous

Each of Lender and REIT hereby waive any right which it may have to a trial by jury in any action brought in respect of this Commitment or in any way connected with or related to the Loan. Each of Lender and REIT hereby agree that any legal proceeding relating to this Commitment or the transactions contemplated hereby shall be maintained in a state or United States federal court of competent jurisdiction sitting in the City, State and County of New York, as Lender shall elect. Lender and REIT hereby consent and submit themselves to the jurisdiction of the State and United States federal courts of New York for the purposes of the adjudication of such legal proceedings. To the maximum extent permitted by law, the foregoing is intended to constitute a choice of forum pursuant to Section 5-1402 of the New York General Obligations

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Law. The interpretation and enforcement of the parties’ rights and obligations under, and any claim, controversy or dispute arising under or related to, this Commitment and the Loan Documents shall be governed by the laws of the State of New York pursuant to Section 5-1401 of the New York General Obligations Law without giving effect to principles of conflicts of law which would require the application of the laws of any other State (except as otherwise provided in the Term Sheet).

This Commitment may be signed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered (which delivery may include an electronic or “pdf” signature) shall be an original, but all of which shall together constitute one and the same instrument. In addition, if there is any conflict between the terms and provisions set forth in this letter and the terms and provisions set forth in the Term Sheet, the terms and provisions set forth in this letter shall control.

This Commitment, together with the Fee Letter, sets forth the entire agreement between Lender and REIT with respect to the subject matter hereof, and all other prior agreements, if any, shall be deemed to have merged herewith. The provisions of this Commitment cannot be waived, amended, modified or terminated orally, or by an act or failure to act on the part of Lender and REIT, but only by an agreement in writing signed by Lender and REIT. Without limiting the foregoing, and notwithstanding the receipt and/or deposit by Lender of any deposits or fees tendered by REIT or Borrower, no changes to this Commitment, whether by handwritten notation, “rider”, cover letter or otherwise, shall be effective unless expressly agreed to in writing by Lender and REIT.

The parties hereto do not intend the benefits of this Agreement to inure to any other person not a party to this Agreement.

K.            Expiration; Extension

Notwithstanding anything contained herein to the contrary, this Commitment shall terminate on, and be of no further force and effect, at 5:00 p.m. (Eastern) on January 30, 2015 (the “Commitment Expiration Date”) unless terminated earlier pursuant to the terms hereof. If any such date falls on a day that is not a business day, then such date shall be extended to the next day that is a business day.

The expiration date of this Commitment may only be extended by a written instrument executed by Lender and REIT specifically providing for such extension. REIT acknowledges and agrees that no course of dealing among Lender, Borrower and REIT and their respective counsel (including investigations or the negotiation or exchange of draft or final executed Loan Documents) prior to or after such expiration date shall constitute an extension of such expiration date or otherwise form the basis of any claim against Lender.

L.             Acceptance

If the terms and conditions of this Commitment are acceptable to REIT, please sign this Commitment in the space provided below and return the same to Lender, prior to 5:00 p.m. EST on the date that is two (2) business days from the date of this letter. Your failure to comply with the instructions set forth in the preceding sentence shall result in this Commitment becoming null

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and void and of no further force or effect. By signing and returning this Commitment, Borrower hereby accepts this Commitment on the terms and provisions set forth herein.

M.            Exclusivity

Until the earlier of (I) this Commitment being terminated in accordance with Section (I) hereof, (II) January 30, 2015 or (III) a written notification from Borrower of its good faith determination that Lender is not proceeding in good faith to diligently close the Loan, REIT shall not (and shall not permit Borrower or any of its affiliates to) obtain or attempt to arrange a financing for the Properties (whether in the form of a permanent mortgage, bridge financing or otherwise). REIT shall be permitted to arrange or attempt to arrange a sale of the Properties prior to the closing and funding of the Loan without breaching this Section M; provided, that, such sale of the Properties shall close following the funding of the Loan and in accordance with the terms and provisions of the loan documents. In addition, Borrower shall be permitted to (i) following Lender’s determination of the Property ALAs and the NOI for the UK Properties, release the UK Properties in full as collateral for the Loan prior to the closing of the Loan and (ii) following Lender’s determination of the Property ALAs and the NOI for the entire Loan, release US assets in an amount not to exceed five percent (5%) of the US Loan based upon the Property ALAs and NOI determined by Lender for the US Loan provided that, in each instance, (a) all of the conditions for closing of the Loan set forth in the Term Sheet (after giving effect to such release) would continue to be satisfied (including without limitation, the Minimum DSCR, the Minimum Debt Yield, the Maximum LTV/LTC, the Minimum Equity Contribution and the second paragraph of the Minimum NOI section set forth in the Term Sheet), provided, that, Borrower and Lender shall make a mutually and reasonably agreeable proportional adjustment to the Minimum NOI in the first paragraph of the Minimum NOI section set forth in the Term Sheet to reflect the release of such properties as collateral for the Loan and (b) (1) with respect to clause (i) immediately above, (I) the unpaid portion of the Commitment Fee owed to Lender and allocable to the UK Properties shall not be required to be paid to Lender as and when the same is due to Lender pursuant to this Commitment if the UK Properties are released in accordance with the terms and conditions of this sentence on or prior to the date (the “UK Date”) which is the later of (x) Lender’s determination of the Property ALAs and the NOI for the UK Properties and (y) September 30, 2014, and (II) if the UK Properties are released in accordance with the terms and conditions of this sentence after the UK Date, then the Commitment Fee owed to Lender shall not be reduced by the UK Properties so released in accordance with this sentence; provided, that, in either instance, if any Lender or any affiliate thereof shall finance the UK Properties so released pursuant to the immediately preceding clauses (I) and (II), any commitment fee or similar fee paid to such Lender or such affiliate with respect to such financing of the UK Properties shall reduce the Commitment Fee still payable to such Lender with respect to the UK Properties hereunder and (2) with respect to clause (ii), the Commitment Fee owed to Lender shall not be reduced by any properties so released in accordance with this sentence. Upon any breach of the foregoing provisions, the Commitment Fee shall be immediately due and payable, as liquidated damages, which, together with reimbursement for or payment of Lender’s reasonable costs and expenses in connection with this transaction, shall be Lender’s sole and exclusive remedy at law or in equity in connection with such breach.

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N.            Confidentiality

This Commitment shall be kept confidential, shall not be reproduced or disclosed, and shall not be used by Borrower or REIT other than in connection with evaluating the transaction described herein; provided that this Commitment and any fee letter entered into among the parties hereof may be disclosed (i) to REIT’s and Borrower’s respective officers, directors, agents and advisors (including, without limitation, attorneys and accountants) and who have been informed by you of the confidential nature thereof and who have agreed to treat such information confidentially, (ii) as required by applicable law or compulsory legal process (in which case you agree to inform Lender promptly thereof), (iii) to Target Co and its advisors, on a confidential basis for informational purposes only and Target Co shall have no rights, and shall not be permitted to make any claims, hereunder, (iv) in any action or proceeding to enforce the terms of this Commitment, and (v) if and to the extent same become publicly available other than as a result of a breach by REIT or Borrower of this Section. The provisions of this paragraph shall survive the closing of the Loan and/or the termination of this Commitment.

O.            Indemnification

REIT agrees to indemnify and hold harmless Lender and its respective officers, directors, employees, affiliates, advisors, agents and controlling persons (collectively, the “Indemnified Parties”) from and against any and all losses, costs, expenses, claims, damages and liabilities actually incurred by any Indemnified Party arising out of or in connection with this Commitment, or any claim, litigation, investigation or proceeding relating to any of the foregoing, including, without limitation, the claims of any brokers or anyone claiming a right to any fees in connection with the financing of the Properties (provided that the foregoing indemnification shall in no event apply to any special, consequential, exemplary, punitive or indirect damages), except to the extent caused by any Indemnified Party’s gross negligence, willful misconduct or breach of this Commitment, regardless of whether any of such Indemnified Parties is a party thereto, and to reimburse each of such Indemnified Parties within thirty (30) days of written demand for any reasonable out-of-pocket expenses actually incurred (including, without limitation, the reasonable fees and disbursements of outside counsel) in connection with investigating or defending any of the foregoing; provided that REIT will not have to indemnify an Indemnified Party against any claim, loss, damage, liability or expense to the extent the same resulted from any proceeding that does not involve an act or omission by REIT or any of its affiliates and that is brought by an Indemnified Party against any other Indemnified Party. Notwithstanding any other provision herein, REIT will not be responsible or liable to any Indemnified Party or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent the same resulted from the gross negligence, bad faith or willful misconduct of REIT or any of REIT’s officers, directors, employees, affiliates, advisors, agents and/or controlling persons (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

The entities comprising Lender and their affiliates (collectively, “Lender Parties”), each are full service financial services firms engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment

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management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, Lender Parties may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of REIT and Indemnitor, as well as of other entities and persons and their respective affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment, (ii) be customers or competitors of REIT and/or Indemnitor, or (iii) have other relationships with REIT and/or Indemnitor. In addition, Lender Parties may provide investment banking, underwriting and financial advisory services to such other entities and persons. Lender Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of REIT and/or Indemnitor or such other entities. The transactions contemplated by this Commitment may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although Lender Parties in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment or other entities and persons which may be the subject of the transactions contemplated by this Commitment, no Lender Party shall have any obligation to disclose such information, or the fact that such Lender Party, as the case may be, is in possession of such information, to REIT, Indemnitor or any other party or entity, or to use such information on REIT’s, Indemnitor’s or such other party’s or entity’s behalf.

Lender Parties may have economic interests that conflict with those of REIT, Indemnitor, and/or their respective direct or indirect equity holders and/or affiliates. REIT agrees that Lender Parties will each act under this Commitment as an independent contractor and that nothing in this Commitment or otherwise will be deemed to create an advisory, joint or co-venture, fiduciary or agency relationship or fiduciary or other implied duty between or among any Lender Party, on the one hand, and REIT, Indemnitor and/or their respective direct or indirect equity holders and/or affiliates, on the other. REIT acknowledges and agrees that the transactions contemplated by this Commitment (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions among Lender Parties, REIT and Indemnitor, and in connection therewith and with the process leading thereto, (i) no Lender Party has assumed (A) an advisory responsibility in favor of REIT and/or Indemnitor, their respective equity holders or their respective affiliates with respect to the financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of REIT and/or Indemnitor, their respective equity holders or their respective affiliates with respect to the transactions contemplated hereby or, in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether a Lender Party has advised, is currently advising or will advise REIT and/or Indemnitor, their respective equity holders or its affiliates on other matters) or any other obligation to REIT and/or Indemnitor except the obligations expressly set forth in this Commitment and (ii) Lender Parties are each acting solely as a principal and not as the agent or fiduciary of REIT, Indemnitor, their respective management, equity holders, affiliates, creditors or any other person. REIT acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to

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such transactions and the process leading thereto. REIT agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect with respect to the financing transactions contemplated hereby or owes a fiduciary or similar duty to REIT, Indemnitor, their respective equity owners or their respective affiliates, in connection with such transactions or the process leading thereto. In addition, Lender Parties may each employ the services of their respective affiliates in providing services and/or performing its obligations hereunder and may exchange with such affiliates information concerning REIT, Indemnitor and their business and such affiliates will be entitled to the benefits afforded to Lender Parties, as applicable, hereunder.

REIT waives, to the fullest extent permitted by law, any claims REIT may have against any Lender Party for breach of fiduciary or other implied duty or alleged breach of fiduciary or other implied duty and agrees that each Lender Party has no liability (whether direct or indirect) to REIT in respect to such fiduciary or other duty claim or to any person asserting a fiduciary or other duty claim on behalf of or in right of REIT, including REIT’s equity holders, employees or creditors.

In addition, please note that no Lender Party provides accounting, tax or legal advice. Notwithstanding anything herein to the contrary, REIT and Indemnitor (and each employee, representative or other agent of REIT or Indemnitor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Loan and all materials of any kind (including opinions or other tax analyses) that are provided to REIT or Indemnitor relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

The provisions of this paragraph shall survive the closing of the Loan and/or the termination of this Commitment.

P.             Lender’s Obligations Several

The obligations of the Lender hereunder shall be several and not joint and no Lender shall be responsible for the obligations of any other Lender. Each Lender’s obligations hereunder shall be limited to its respective share of the Loan as set forth below. Notwithstanding anything to the contrary herein, all indemnities by REIT and obligations for costs, fees, expenses, damages or advances set forth herein shall run to and benefit each Lender. The shares of each Lender (including its respective affiliates, successors or permitted assigns) of the Loan (the “Loan Shares”) shall be as follows: (i) CGMI’s share shall be 30% of the Loan (the “CGMI Share”), (ii) JPM’s share shall be 30% of the Loan (the “JPM Share”), (iii) Barclays’s share shall be 20% of the Loan (the “Barclays Share”) and (iv) CF’s share shall be 20% of the Loan (the “CF Share”). Wherever in this Commitment Lender is required to make a decision or to

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otherwise exercise its discretion, such decision or discretion shall require the collective consent of Lenders with at least 75% of the Loan Shares.

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Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Harry Kramer
Name: Harry Kramer
Title: Authorized Signatory

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Joseph E. Geoghan
Name: Joseph E. Geoghan
Title: Managing Director

BARCLAYS BANK PLC

By:	/s/ Michael Birajiclian
Name: Michael Birajiclian
Title: Authorized Signatory

COLUMN FINANCIAL, INC.

By:	/s/ Jeremy Stoler
Name: Jeremy Stoler
Title: Vice President

AGREED TO AND ACCEPTED THIS
5th DAY OF AUGUST, 2014

REIT:

NORTHSTAR REALTY FINANCE CORP.

By:	/s/ David T. Hamamoto
Name: David T. Hamamoto
Title: Chairman & Chief Executive Officer

EXHIBIT A

CITIGROUP GLOBAL MARKETS INC.,

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC, and

COLUMN FINANCIAL, INC.

PROJECT GRIFFIN

Exhibit A to Commitment Letter

Term Sheet

August 5, 2014

The following terms and conditions summarize indicative terms and conditions from Lender (as defined below) to provide a loan or loans (the “Loan”) to one or more direct or indirect wholly owned subsidiaries (collectively, “Borrower”) of NorthStar Realty Finance Corp. (“NorthStar”) with respect to the Properties. NorthStar Realty Healthcare, LLC shall be the “Indemnitor” under the Loan.

Loan Amount:	In an amount not to exceed $3,055,000,000 (the “Maximum Loan Amount”). “Loan Amount” shall refer to the amount of the Loan actually funded by Lender.
Lender:

Citigroup Global Markets Inc. (“CGMI”, on behalf of Citi; “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby), JPMorgan Chase Bank, National Association (“JPM”), Barclays Bank plc, a public company registered in England and Wales (“Barclays”) and Column Financial, Inc. (“CF”)

The Property:

The collateral shall consist of Borrower’s fee or leasehold interest in and to the properties set forth on Exhibit A (each, a “Property” and collectively, the “Properties”). The Properties shall include all of Borrower’s rights under all leases with third party tenants or affiliates, as certified by Borrower, as well as reciprocal easement agreements and other relevant agreements necessary or desirable to operate the Properties.

Interest Rate:	Floating Rate Component of Combo Option (as defined below): The Interest Rate shall initially equal the sum of the Spread and the “One-Month LIBOR”. The One-Month LIBOR shall mean the one month London Interbank Offering Rate for deposits in United States dollars, in Lender’s determination using the appropriate Reuters screen

EXH. A-1

entry on the second LIBOR business day prior to the start of the next interest accrual period. The “Spread” shall be 310 bps, provided, that, the Spread is subject to flex (“Flex”) (as set forth in that certain Commitment Fee and Flex Letter, dated as of the date hereof, by and between Lender and NorthStar (the “Fee Letter”)).

Option B: The Interest Rate shall be fixed at a per annum rate equal to the greater of (a) the sum of (i) 275 basis points plus (ii) the value of the five (5) year “on the run” U.S. Treasury rate, rounded up to the nearest 1/1000th of 1%; (b) the sum of (i) 275 basis points plus (ii) the value of the five (5) year “offer side” swap rate (as determined by Lender) rounded up to the nearest 1/1000th of 1%; and (c) 4.45%; provided, that, the interest rate is subject to the Flex.

In all events the UK Loan (as hereinafter defined) will remain a floating rate loan with a maximum loan term of five (5) years.

For each of Option B and the Combo Option (as defined below), interest is payable monthly and shall be determined monthly on the basis of a 360 day year and the actual number of days elapsed. For each of Option B and the Combo Option, the Loan may consist of Subordinate Financing (hereinafter defined) and component notes, as determined by Lender, and individual coupon rates, which when blended in the aggregate shall equal the aggregate Interest Rate for the entire term of the Loan except in connection with principal prepayments in accordance with the loan documents and following the occurrence and continuance of an Event of Default.

Borrower has been deemed to have selected Option B, but as a condition precedent to the closing of the Loan, Borrower shall on or prior to 60 days before the anticipated closing date of the Loan (i) confirm that the Loan will be closed in accordance with Option B or (ii) select a Loan structure whereby between 10% and 35% of the Loan secured by the US assets (the “US Loan”) shall be a floating rate loan on the terms set forth in Floating Rate Component of Combo Option above and whereby the remainder of the Loan shall be a fixed rate loan on the terms set forth in Option B (the “Combo Option”). In no instance shall any portion of the fixed rate component of the Combo Option be subject to the Call Percentage (as defined below) of the US Loan which is subject to prepayment without a prepayment premium as set forth in Call Protection (Floating Rate Component of Combo Option) set forth below.

Interest Rate Protection:	With respect to the Floating Rate Component of the Combo Option, Borrower will be required to purchase an interest rate cap with a one-month LIBOR strike necessary to achieve a DSCR of no less than 1.20x, with a term equal to or greater than the end of the interest accrual period related to the initial maturity date of the Loan (or with respect to any Extension Period, the end of the interest accrual period related to the applicable extended maturity date) and with a notional

EXH. A-2

amount equal to the Loan Amount.

The form of such interest rate cap agreement shall be subject to Lender’s reasonable approval. The interest rate cap provider (or the guarantor of its obligations) will be required to have a long term senior unsecured debt or counterparty rating of no lower than A+/A2/A from Standard & Poor’s (or if Standard & Poor’s no longer rates interest rate cap providers, then the interest rate cap provider shall have an equivalent rating from DBRS (if rated by DBRS), Moody’s and Fitch (if rated by Fitch), respectively, as well as short term ratings (or, if no short term ratings exist, higher long term ratings) and other requirements (such as the counterparty not being on “Rating Watch Negative”) set forth in the Loan Documents.

At Borrower’s request, in lieu of purchasing an interest rate cap at closing, Borrower shall be permitted to reserve with Lender the amount necessary, in Lender’s reasonable discretion, to purchase an interest rate cap satisfying the conditions set forth in this Term Sheet; provided, that in all events, such interest rate cap shall be purchased prior to any securitization of the Loan or upon Lender’s request upon closing or following closing.

Minimum NOI:

$244,400,000, which shall be based on in-place rent rolls and subject to adjustments to income as described below and expenses based on actual expenses (or if actual expenses cannot be determined, the budgeted expenses). Borrower may request that the Maximum Loan Amount be proportionately reduced if Lender’s underwritten NOI is less than $244,400,000, subject to all other requirements set forth herein.

Medical office buildings (“MOBs”) shall not comprise less than 49% of the total NOI with respect to Properties located in the United States. Hospitals shall not comprise more than 10% of the total NOI with respect to Properties located in the United States.

Minimum DSCR:

At closing, a minimum DSCR equal to 1.35x shall apply based upon Lender’s Underwritten Net Cash Flow and the actual debt service constant. NorthStar may request that the Maximum Loan Amount be proportionately reduced to meet the Minimum DSCR, subject to all other requirements set forth herein.

Minimum Debt Yield:

At closing, the Debt Yield shall equal no less than 8%; provided, that NorthStar may request that the Maximum Loan Amount be reduced to meet the Minimum Debt Yield. “Debt Yield” shall be based on Lender’s Net Operating Income and the anticipated Loan amount.

For purposes hereof “Net Operating Income” (or “NOI”) shall mean Gross Revenues minus Gross Expenses. “Gross Revenues” shall mean the sum of (a) total revenue from tenant leases during the most recent period including reimbursed expenses (excluding bankrupt tenants, tenants not in occupancy or tenants delinquent in paying rent for more

EXH. A-3

than 60 days (subject to customary exceptions)), annualized, plus (b) all income and proceeds received by Borrowers from the ownership, operation and use of the Properties excluding non-recurring items and non-cash items. “Gross Expenses” shall mean all ordinary costs and expenses related to the ownership, operation, maintenance and management of the Properties excluding any one time expenses, non-recurring items, depreciation and amortization, non-cash items, reserve deposits, debt service on the Loans, capital expenditures or capital reserves and any extraordinary or non-recurring items. For closing purposes, NOI shall be adjusted for actual leases in place based on the most recent rent roll and other customary adjustments such as market rent, market vacancy, market management fees and lease coverage ratios.

For purposes hereof, “Underwritten Net Cash Flow” shall mean NOI, with Gross Expenses being deemed to include amounts required to be deposited into the Lease Rollover Reserve and Replacement Reserve.

Maximum LTV/LTC:

A maximum LTV equal to 75% shall apply based on a MAI’s appraised “As-Is” value pursuant to a FIRREA and USPAP appraisal and a maximum LTC equal to 75% based on Borrower’s allocated purchase costs; provided, that NorthStar may request that the Maximum Loan Amount be reduced to avoid exceeding the Maximum LTV/LTC.

Minimum Equity Contribution:	All consideration (of whatever form) owed under the Acquisition Agreement (as defined in the Commitment Letter), less the actual Loan Amount.
Closing Date:	The Loan shall close and the Loan Amount shall be funded in full on the “Closing Date” (as defined in the Acquisition Agreement), but subject to the Commitment Letter.
Term:	For the Floating Rate Component of the Combo Option, two years. For Option B, five years.
Extension Option:

For the Floating Rate Component of the Combo Option, Lender will grant Borrower three (3) maturity extension options for a period of twelve (12) months each (the “Extension Period”); provided, that, in addition to the customary conditions set forth in the Loan Documents, the following conditions are satisfied:

(i)     Borrower shall notify Lender of its election to extend the applicable maturity date as aforesaid not earlier than sixty (60) days and no later than thirty (30) days prior the applicable maturity date;

EXH. A-4

(ii)     no Event of Default exists or is continuing upon Borrower’s notice of extension and at the time of the Extension Period;

(iii)   at the time of each extension, Borrower obtains an interest rate cap agreement for the Extension Period as described above;

(iv)   the Properties achieve a Debt Yield of not less than (a) 8.5% with respect to the second Extension Period (provided, that, if the Debt Yield at closing is higher than 8%, then the Debt Yield test with respect to the second Extension Period shall be not less than the greater of (A) 8.5% and (B) the Debt Yield at closing) and (b) 9.0% with respect to the third Extension Period (provided, that, if the Debt Yield at closing is higher than 8%, then the Debt Yield test with respect to the third Extension Period shall be not less than the greater of (A) 9.0% and (B) 50 bps higher than the Debt Yield at closing). Borrower may prepay the Loan in accordance with the terms and conditions of the loan documents in order to achieve such Debt Yields;

(v)   with respect to the second Extension Period the Spread shall be increased by 25 bps; and

(vi)   each mezzanine loan shall be simultaneously extended with the mortgage loan in accordance with each applicable mezzanine loan agreement.

Amortization:	Interest-only with respect to each of Option B and the Combo Option.
Call Protection (Floating Rate Component of Combo Option):

For the Floating Rate Component of the Combo Option, from the Closing Date through and including the twenty-fourth (24th) payment date following the Closing Date (the “Open Prepayment Date”), Borrower shall be permitted to prepay the Loan and the mezzanine loan subject to the payment of a spread maintenance premium. Notwithstanding the foregoing, from the Closing Date through the Open Prepayment Date, Borrower shall be permitted to prepay an amount not to exceed the Call Percentage of the US Loan through Property releases without the payment of a spread maintenance premium. “Call Percentage” shall mean (i) if 15% or less of the US Loan is a floating rate loan at closing, the percentage of the US Loan that is a floating rate loan at closing or (ii) if more than 15% of the US Loan is a floating rate loan at closing, 15%.

After the Open Prepayment Date, provided there is no event of default, the Loan shall be pre-payable in whole or in part at any time on thirty (30) days prior written notice without prepayment fee or premium.

Voluntary prepayments (except in connection with a Property release) may be made, at Borrower’s option, to the mezzanine loans, pro rata without a corresponding prepayment of the mortgage loan subject to payment of a spread maintenance premium prior to the Open

EXH. A-5

Prepayment Date. Notwithstanding the foregoing, any prepayment made in connection with a Property release must be made pro rata between the mortgage loan and any mezzanine loans subject to payment of a spread maintenance premium prior to the Open Prepayment Date (except as expressly set forth above).

All repayments shall include interest on the amount being repaid through the end of the applicable interest accrual period.

Prepayment (Option B):

For Option B, except in connection with a partial defeasance in connection with a property release in accordance with the Defeasance provisions as set forth below and Property Release Provisions as set forth below, Borrower shall have no right to prepay all or any portion of the Loan except during the last six (6) months of the Loan term (last seven (7) payments including the maturity date) during which the Loan may be prepaid in full, but not in part (which prepayment in full shall include a simultaneous prepayment in full of the mortgage loan and each mezzanine loan). All repayments shall include interest on the amount being repaid through the end of the applicable interest accrual period.

Defeasance (Option B):

For Option B, in accordance with the applicable terms and conditions of the loan documents, the Loan may be defeased in its entirety (or in part in connection with satisfaction of the Property Release Provisions as set forth below) after the earlier to occur of (i) three (3) years from the closing date of the Loan or (ii) two (2) years after the date of the securitization of the last portion of the Loan.

Operating Reserves:

Commencing at closing and continuing on a monthly basis thereafter, an escrow for annual taxes, insurance, ground rent and other assessments, if any, will be required to be made with Lender. Interest on the Operating Reserves will be for the benefit of Borrower.

After due diligence, if it is determined in Lender’s reasonable discretion that the tenants at one or more Properties are paying taxes, insurance premiums and/or ground rent directly to the applicable taxing authorities or other third parties, as applicable, on or prior to their respective due dates pursuant to the terms of their leases, then no deposit shall be required to be made by Borrower into the Operating Reserves with respect to such Properties.

Lease Rollover Reserve:

Commencing at closing and continuing on a monthly basis thereafter, an escrow for tenant improvement and leasing commission costs equal to $1.25 per square foot for each MOB Property will be required to be made with Lender. Interest on the Lease Rollover Reserves will be for the benefit of Borrower; provided, that no deposit shall be required to be made into the Lease Rollover Reserve if the Debt Yield is greater than 10%.

Outstanding TI/Free Rent Reserve:	At closing, Borrower shall deposit with Lender an amount equal to the sum of (i) any free rent credits remaining in connection with any

EXH. A-6

leases at the Properties and (ii) any outstanding tenant improvement allowances and/or leasing commissions due in connection with any lease at the Properties.
Replacement Reserves:

Commencing at closing and continuing on a monthly basis thereafter, an escrow for replacement reserves equal to (i) $0.30 per square foot with respect to each MOB Property, (ii) $300 per bed with respect to each senior housing Property and each assisted living facility Property, (iii) $500 per bed with respect to each skilled nursing facility Property and (iv) $1000 per bed with respect to each hospital Property (or such higher amount recommended by a property condition report) will be required to be made with Lender. Interest on the Replacement Reserves will be for the benefit of Borrower.

After due diligence, if it is determined in Lender’s reasonable discretion that pursuant to the terms of their leases the tenants at one or more Properties are responsible for the costs incurred in connection with making any replacements or repairs identified in a property condition report, then no deposit shall be required to be made by Borrower into the Replacement Reserves with respect to such Properties.

Deferred Maintenance Reserve:

If deferred maintenance items are identified by Lender’s engineer, Borrower will be required to escrow funds equal to 125% of such costs. The Loan Documents will set forth the time periods in which Borrower shall be required to complete repairs. Interest in the Deferred Maintenance Reserve will be for the benefit of Borrower.

After due diligence, if it is determined in Lender’s reasonable discretion that pursuant to the terms of their leases the tenants at one or more Properties are responsible for the costs incurred in connection with any deferred maintenance items identified by Lender’s engineer, then no deposit shall be required to be made by Borrower into the Deferred Maintenance Reserve with respect to such Properties.

Special Reserves:	To the extent there exist as of closing material defects, environmental conditions or other due diligence shortfalls (inclusive of ground lease deficiencies), if any, with respect to the Properties whereby the Properties would not otherwise meet the customary standards for a securitization of a large portfolio of properties similar in size and character to the Properties, any damage, destruction or alteration occurs with respect to the improvements located upon the Properties whether or not covered by insurance and/or any condemnation proceedings that are pending or threatened against any part of the Properties: (i) the Loan shall nevertheless be funded, (ii) Borrower shall covenant to use commercially reasonable efforts to correct such defects within a reasonable period of time following closing, and (iii) Lender may, in Lender’s sole discretion, either (a) establish an additional Recourse Carveout with respect to such defects, environmental conditions or shortfalls and/or (b) establish one or more special reserves (the “Special Reserves”) in an amount (as reasonably

EXH. A-7

determined by Lender prior to the closing of the Loan) sufficient to correct or collateralize such defects, environmental conditions or shortfalls (not to exceed the allocated loan amount for the Properties in question). In the event that the issue is not curable by the payment of money, or the amount required is not determinable, the amount of the Special Reserves shall be an amount reasonably agreed upon by Borrower and Lender prior to the closing of the Loan not to exceed the allocated loan amount for the Properties in question. At Borrower's election, the Properties in question may be removed from the Properties for the Loan with a commensurate reduction in the Loan Amount. Borrower and Lender shall cooperate reasonably and in good faith to establish a mechanism for the release and use of the funds from the Special Reserves to address the issues for which the same is established. The Special Reserves shall serve as collateral for the Loan, shall be under the dominion and control of Lender, and shall be held in an interest-bearing account with all interest accruing for the benefit of Borrower. Special Reserves shall be capped at $35,000,000 (the “Special Reserves Cap”). To the extent that the allocated loan amounts based on Lender’s underwriting (“Property ALA”) attributable to such defects, environmental conditions or shortfalls exceed the amount of the Special Reserves Cap, then all excess cash flow shall be deposited into the Special Reserves until such time as the amount in excess of the Special Reserve Cap has been reserved.

Letter of Credit:	In addition to, or in lieu of, making payments to any of the reserves described in this Term Sheet, Borrower may from time to time post a letter of credit from a bank reasonably acceptable to Lender and otherwise in accordance with the terms of the Loan Documents.
Cash Management Account:	At closing, Borrower shall establish a clearing account (“Clearing Account”) in its name (and not the name of the property manager), which account shall be controlled by Lender and be at a bank reasonably acceptable to Lender. Borrower shall cause all rent and other revenues from the Properties, together with all revenues collected by OpCo, to be deposited directly into the Clearing Account (including, without limitation, by sending tenant direction letters to all tenants at closing/new lease execution). All funds in the Clearing Account (less the reasonable fees of the clearing bank) shall be swept daily into a Cash Management Account controlled by Lender. Provided no “Lockbox Event” (defined below) shall exist, all funds in the Cash Management Account shall be applied by Lender each business day to payments of taxes, insurance, debt service, reserves, and other operating expenses required by Lender and the remaining cash flow shall be released to Borrower. In the event only a Lockbox Event described in clause (d) below shall exist, all funds in the Cash Management Account shall be applied by Lender each business day to payments of taxes, insurance, debt service, reserves, and other operating expenses required by Lender and all remaining cash flow shall be released to Borrower only to the extent necessary to reimburse Borrower for approved operating expenses and additional cash flow shall be held by Lender as additional collateral for the Loan. In the

EXH. A-8

event a Lockbox Event described in clause (a), (b), or (c) below shall exist, cash flow shall be applied in Lender’s sole discretion and may be held by Lender as additional collateral for the Loan.

For purposes hereof, a “Lockbox Event” shall mean (a) an event of default (“Default Trigger”), or (b) the bankruptcy or insolvency of Borrower, or (c) the bankruptcy or insolvency of Property Manager (“Property Manager Trigger”), or (d) if the Debt Yield based on Lender’s underwritten Net Operating Income falls below (I) 7.3% during the initial term of the Loan and during the first Extension Period, (II) 7.7% during the second Extension Period and (III) 8.1% during the third Extension Period, each calculated on a trailing three (3) month basis, as defined in the Loan Documents (“DY Trigger”).

Borrower shall have the right three (3) times (in the aggregate) to cure a Lockbox Event as follows: (A) if a Lockbox Event exists solely by reason of a Default Trigger, the curing and acceptance of such cure by Lender of the applicable event of default (in its sole discretion), or (B) if a Lockbox Event exists solely by reason of a Property Manager Trigger, within sixty (60) days of the occurrence of such Property Manager Trigger, (i) the replacement of such manager with a qualified manager reasonably acceptable to Lender pursuant to a management agreement reasonably acceptable to Lender or (ii) solely with respect to an involuntary bankruptcy not consented to or colluded in by Property Manager, the dismissal of such bankruptcy, or (C) if a Lockbox Event exists solely by reason of a DY Trigger, the achievement of a Debt Yield based on underwritten cash flow for two (2) consecutive quarters of at least equal to or higher than each applicable DY Trigger on a trailing three (3) month basis as reasonably determined by Lender. In no event shall Borrower have the right to cure a Lockbox Event occurring by reason of a Borrower bankruptcy unless such bankruptcy was involuntary and was not consented to or colluded in by Borrower or its affiliates, in which event Borrower shall be permitted to cure such Lockbox Event occurring as a result of such involuntary bankruptcy within ninety (90) days of the commencement thereof.

Property Release Provisions:	A release of an individual Property only will be permitted upon prepayment by Borrower of 115% of the original allocated loan amount for such individual Property (the “Release Price”) and in each case subject to such other terms and conditions set forth in the Loan Documents, including, without limitation (1) no event of default shall exist; (2) the maintenance of a Debt Yield with respect to the remaining Properties following the release equal to or greater than the greater of (i) the Debt Yield immediately prior to the release, as tested on a trailing twelve (12) month basis and (ii) the Debt Yield at closing; (3) continued compliance with the Single Purpose Entity requirements contained in the Loan Documents and delivery of new or updated non-consolidation opinions if any Property is transferred to an affiliate of Borrower; (4) if the Loan is included in a REMIC trust and the LTV (as determined by Lender in its reasonable good faith discretion using

EXH. A-9

any commercially reasonable method permitted to a REMIC trust) exceeds or would exceed 125% immediately after the release of any applicable individual Property, a prepayment of the principal balance of the Loan by an amount not less than the greater of (i) the Release Price or (ii) the least of one (1) of the following amounts: (A) only if the released individual Property is sold, the net proceeds of an arm’s length sale of the released individual Property to an unrelated person, (B) the fair market value of the released individual Property at the time of the release, or (C) an amount such that the LTV after the release of the applicable individual Property is not greater than the LTV of the Properties immediately prior to such release, unless Lender receives an opinion of counsel that, if (ii) is not followed, the securitization will not fail to maintain its status as a REMIC trust as a result of the release of the applicable individual Property; (5) payment to Lender of the then current market fee being assessed by the Loan servicer for such releases in addition to any reasonable legal fees or other reasonable out-of pocket costs incurred by Lender or the Loan servicer to effect the release; (6) payment of all recording charges, filing fees, taxes or other expenses payable in connection therewith; (7) with respect to the Floating Rate Component of Combo Option, payment of a spread maintenance premium (if applicable as described above) and with respect to Option B, satisfaction of the Defeasance conditions as described above; and (8) such other matters typically required for transactions of this nature.

OpCo/PropCo:

Any non-MOB Property that is operated by an affiliate of Borrower (each, an “Affiliate Operated Property”) shall be financed through an OpCo/PropCo structure whereby one or more indirect subsidiaries of NorthStar will be established for purposes of operating the business at each Affiliate Operated Property (“OpCo”) and one or more indirect subsidiaries of NorthStar will be established for purposes of owning each such Affiliate Operated Property (“PropCo”) and will act as Borrower under the Loan. The PropCo will master lease each Affiliate Operated Property to OpCo under a single master lease. The master lease between PropCo and OpCo shall be in form and substance reasonably satisfactory to Lender, including rent and customary bankruptcy protections such as anti-cherry picking provisions, and shall be fully subordinate to the Loan. If required by the rating agencies, Borrower shall be required to deliver a true lease opinion related to the master lease in form and substance reasonably satisfactory to Lender.

Single Purpose Entity:	Borrower and OpCo and their respective managing members/general partners will be single-purpose, bankruptcy-remote entities, prohibited from engaging in any business activity other than owning and operating the Properties, and otherwise complying with all applicable rating agency standards for such entities. In connection with the closing of the Loan, Borrower and OpCo will deliver to Lender customary resolutions, authorizations, organizational documents and certificates of good standing for the Borrower, OpCo, NorthStar, Indemnitor and any affiliated entities who are parties to the Loan

EXH. A-10

Documents (individually, a “Loan Party and collectively, the “Loan Parties”) and in connection therewith shall provide Lender with customary opinions including corporate existence, due authorization, enforceability, validity, and bankruptcy remoteness/non-consolidation regarding the Loan Documents, Borrower, OpCo, NorthStar, Indemnitor and any affiliated entities who are parties to the Loan Documents, and which opinions shall be from counsel reasonably satisfactory to Lender. In addition, Borrower and OpCo will each be required to have at least two independent directors. The independent directors are required to be professional directors provided by a nationally recognized corporate services company. The parent company of OpCo (“Parent TRS”) will not be required to be organized as a special purpose entity but will be subject to certain negative covenants related to restrictions on indebtedness, prohibited activities and equity transfers.

Assumption:

Assumption of the Loan on a one-time basis is permitted pursuant to customary assumption provisions, including, without limitation, that (i) Lender shall be paid an assumption fee equal to $750,000, (ii) the proposed transferee shall satisfy rating agency requirements, (iii) Borrower shall have delivered to Lender a rating agency confirmation with respect to such assumption and (iv) each mezzanine lender shall have approved such assumption (which approval shall not be unreasonably withheld). In addition, the following transactions are permitted and shall not be deemed assumptions for purposes of the preceding sentence: (i) transfers of direct and/or indirect interests in Borrower shall be permitted in accordance with transfer requirements customarily required by lenders on loans similar to the Loan as set forth in the Loan Documents and (ii) changes in the indirect ownership of Borrower and/or reorganization of the indirect owners of Borrower that result in Borrower’s indirect owner becoming a public company pursuant to an initial public offering in accordance with transfer requirements customarily required by Lenders on loans similar to the Loan as set forth in the Loan Agreement, including, without limitation, that Indemnitor shall continue to satisfy the requirements set forth in this Term Sheet and shall continue to own a direct or indirect interest in Borrower (or Borrower shall provide a replacement guaranty from a replacement guarantor reasonably acceptable to Lender), the shares of the common stock of such indirect owner from such initial public offering are listed on a nationally recognized securities exchange and the public company resulting from such initial public offering shall have corporate leverage of no greater than 75%, and a market capitalization (debt and equity) of not less than $3,000,000,000, upon the closing of such initial public offering.

Property Management:

The Properties will be managed by a manager reasonably acceptable to Lender (the “Property Manager”) under property management agreements reasonably acceptable to Lender. The Property Manager may be removed by Lender in its sole discretion upon (i) an event of default under the Loan Documents or management agreement, or (ii) an insolvency or bankruptcy of the Property Manager.

EXH. A-11

Additional Financing:	None permitted to be incurred by Borrower during the term of the Loan, except as provided in the Loan Documents.
Insurance:

Borrower will be required to maintain, and provide evidence of, property, casualty and liability insurance with respect to the Properties and Borrower (including, if required, windstorm, flood and earthquake insurance) with no exclusion for acts of terrorism (or if there is an exclusion for terrorism Borrower will obtain terrorism insurance), along with assisted-living specific insurance for Parent TRS/OpCo such as professional liability/general liability insurance, in each case, reasonably acceptable to Lender. Insurers must have claims-paying ratings not lower than A from the rating agencies specified in the loan documents; provided, however, for multi-layered policies, (A) if four (4) or less insurance companies issue the insurance policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better (and the equivalent) from rating agencies specified in the loan documents, with no carrier below “BBB” (and the equivalent) from rating agencies specified in the loan documents, or (B) if five (5) or more insurance companies issue the insurance policies, then at least sixty percent (60%) of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better (and the equivalent) from rating agencies specified in the loan documents, with no carrier below “BBB” (and the equivalent) from rating agencies specified in the loan documents. If TRIPRA is not reauthorized, Borrower shall only be required to purchase such terrorism insurance as is available for a premium of not less than two times the then-current cost of the casualty and liability insurance.

Non-recourse:

Non-recourse to Borrower with Lender’s standard carve-outs in a form substantially similar to those set forth on Exhibit B hereto (the “Recourse Carveouts”). In addition, each of the Loan Documents will be non-recourse to the corporate general partners/managing members or other controlling members/key principals of Borrower; provided, however, that Borrower shall deliver at closing a separate guaranty from Indemnitor covering the Recourse Carveouts.

At all times during the term of the Loan, Indemnitor shall be required to maintain a minimum net worth of $400,000,000.00 (exclusive of the Properties).

Security:	Borrower shall secure its obligations to Lender with recorded and insured first priority fee and/or leasehold mortgages (as applicable), assignments of all leases/rents, perfected first priority security interests in all personal and intellectual property, escrows, reserves, the Cash Management Account and other related documentation for the Borrower and the Properties. In connection with the closing of the Loan, Borrower agrees to provide Lender with (a) a lender’s title policy with respect to each of the Properties, (b) coverage equivalent
EXH. A-12

to mezzanine endorsements to owner’s title insurance policies with respect to each of the Properties and (c) UCC Plus or Eagle-9 policies for each mezzanine loan, in each case, in form and substance reasonably satisfactory to Lender (subject to the Special Reserves) and from a national title insurance company or companies reasonably approved by Lender.

Borrower shall provide Lender with copies of (or other reasonably satisfactory evidence of) all material licenses, permits and certificates of occupancy, in each case to the extent applicable, including those necessary for the use and operation of each of the Properties as senior housing, assisted living facilities, skilled nursing facilities or as hospitals.

Borrower shall provide Lender with copies of all ground leases and ground lease estoppel certificates in a form reasonably acceptable to Lender (subject to that certain Commitment Letter by and between NorthStar and Lender (the “Commitment Letter”) with respect to each Property in which Borrower has a leasehold interest. Any failure to deliver any ground lease estoppel certificates for any Property in which Borrower has a leasehold interest shall be addressed as set forth in the Commitment Letter.

Tranching/Conversion of Loan:	Lender reserves the right to convert any portion of the Loan before or after closing to components or subordinate financing, including one or more tranches of mezzanine debt, preferred equity, subordinate debt, multiple notes, or participations in such loan, each subordinate to such loan (collectively, “Subordinate Financing”). Any such Subordinate Financing shall have individual spreads which, when blended with the entire loan, in the aggregate equal the initial spread. If the Subordinate Financing takes the form of a mezzanine loan, a mezzanine borrower (the “Mezzanine Borrower”) may be created which will own 100% of the equity interests in the Borrower. 100% of the ownership and economic interests in the Mezzanine Borrower may, at Lender’s discretion, be required to be pledged as security for such tranches of Subordinate Financing, if any. A default under the related Loan shall be a default under the respective Subordinate Financing. Such Subordinate Financing shall be subject to an intercreditor or other agreement by and between the Lender and the subordinate lender(s). In addition, Lender may change the debt allocations to any individual asset or component of the Loan in its sole discretion before or after closing. Borrower shall be responsible for the payment of all out-of-pocket costs and expenses related to such Subordinate Financing, including, without limitation, the payment of any mortgage recording taxes and title insurance premiums. Absent an event of default or a casualty or condemnation, all prepayments shall be applied pro rata between the mortgage loan and each portion of Subordinate Financing; provided, that voluntary prepayments that do not involve the release of any Property may be made, at Borrower’s option, to the mezzanine loans, pro rata without a corresponding prepayment of the mortgage loan. In addition, in the event that Lender has exercised any Flex,

EXH. A-13

Lender shall have the right to have the mortgage loan secured by pledges of equity in the Borrower and Borrower shall be responsible for the payment of all out-of-pocket costs and expenses related to such pledges of equity.

To the extent any of the Properties are located in the United Kingdom (such Properties being hereinafter referred to as the “UK Properties”), Lender reserves the right to create a separate loan secured by the UK Properties (the “UK Loan”). At Lender’s election, the UK Loan may be denominated in U.S. Dollars (“USD”), Euros (“EUR”) or British Pound Sterlings (“GBP”). Lender shall use reasonable efforts to denominate the UK Loan in GBP. With respect to the UK Properties, Lender may require Borrower to put in place certain currency hedges deemed reasonably necessary by Lender and for Borrower to satisfy other customary loan closing conditions for loans secured by UK Properties. In addition, Lender may require that the Interest Rate benchmarks and the time periods for such benchmarks be adjusted. Lender agrees to work with Borrower to manage costs of any such agreements, including by considering in good faith to eliminate some of the need for such currency hedges by making a portion of the Loan be denominated in EUR or GBP to the extent it does not adversely impact Lender’s exit strategy. Borrower shall be responsible for the payment of all out-of-pocket costs and expenses related to the UK Loan. The UK Loan may be governed by the laws of the United Kingdom. In addition, Lender reserves the right to have the UK Loan be recourse to the Indemnitor. Lender agrees to cooperate with Borrower to establish a separate cash management arrangement and appropriate other financial tests with respect to any portion of the Loan that is secured solely by the UK Properties. Any tranching and/or conversion of the Loan before the closing thereof will be conducted in a manner that does not impair or delay the funding of the Loan or result in additional conditions to the funding of the Loan.

Notwithstanding any provision to the contrary, the failure by Lender to convert or elect to convert any portion of the Loan before closing to components or subordinate financing, or the failure by Lender to create or elect to create the UK Loan before closing, shall not abrogate or modify in any way Lender’s obligation herein and under the Commitment Letter to close and fund the Loan on the Closing Date.

Borrower Reporting:	Borrower shall be required to provide certain financial reporting, including without limitation, (x) within seventy-five (75) days of year-end, Borrower’s annual unaudited consolidated financial statements and (y) within one hundred twenty (120) days of year-end, Borrower’s annual audited consolidated financial statements audited by either a “Big 4” CPA firm, Grant Thornton LLP or another CPA firm reasonably acceptable to Lender that contain statements of operations for Borrower and the Properties and a balance sheet that sets forth the financial condition and the results of operations for the Properties, and which financial statements present annual net operating income, net cash flow, gross income, and operating expenses. Borrower shall also

EXH. A-14

provide (A) on a monthly basis, operating statements showing, among other things, monthly and year-to-date operating statements (including capital expenditures), noting net operating income, gross income, and operating expenses and (B) on a quarterly basis (i) a comparison of budgeted income and expenses and the actual income and expenses for such calendar quarter and the year-to-date and (ii) a calculation reflecting the Debt Yield as of the last day of such calendar quarter and (C) any other reporting items customarily required by lenders on loans similar to the Loan. All financial statements shall be prepared in accordance with GAAP or such other accounting basis reasonably acceptable to Lender; provided, that following a securitization of the Loan, the monthly reporting requirements set forth above will only be required on a quarterly basis.

Indemnitor shall be required to provide within one hundred and twenty (120) days of year-end Indemnitor’s annual audited financial statements audited (without footnotes) by either a “Big 4” CPA firm, Grant Thornton LLP or another CPA firm reasonably acceptable to Lender and prepared in accordance with GAAP that contain statements of income and expenses and cash flow and a balance sheet for Indemnitor. Indemnitor shall also be required to provide, together with the foregoing financial statements, a certification of net worth. Indemnitor shall provide unaudited quarterly financial statements (without footnotes) within forty-five (45) days of the end of each of the first three (3) fiscal quarters of each fiscal year that include a balance sheet and a statement of income and loss as well as a certification of net worth. The absence of footnotes in Indemnitor’s statement shall not detract from presenting accurate and complete financial information regarding Indemnitor.

Affiliated Mezzanine Lender:

An affiliate of NorthStar may acquire Subordinate Financing in the form of mezzanine debt, provided that an intercreditor agreement among such Borrower affiliate and Lender and/or other Lender documents shall include restrictions regarding the rights of such Borrower affiliate and the exercise of remedies by such Borrower affiliate, in each case with respect to such purchased interests and the remaining portions of the Loan.

Broker:	Lender and Borrower acknowledge that no broker was involved in arranging, placing or brokering the subject financing.
Disclosure:

Borrower consents to Lenders disclosure of the Properties, Borrower’s and its intermediate affiliates’ or principal’s, Indemnitor’s, NorthStar’s, OpCo’s and the Properties’ operating and financial statements in connection with any (i) securitization or (ii) any sale or other disposition of the Loan, subject in this clause (ii) to customary confidentiality protections.

EXH. A-15

Cooperation:

Following the closing of the Loan, Borrower shall, upon request, provide Lender with such information (in order for Lender to sell the Loan, participation interests thereof, creation of Subordinate Financing or to securitize the Loan) regarding the Properties, the Borrower, the Mezzanine Borrower, if any, the Property Manager and their respective affiliates as Lender may reasonably request in order to (i) comply with disclosure laws, (ii) satisfy rating agency inquiries, (iii) satisfy requests from investors or any other interested parties, including any subordinate lender, and (iv) provide the marketplace with such information as is required in similar transactions. If necessary following the closing of the Loan, Borrower agrees to execute (and cause any Mezzanine Borrower to execute) additional documents in connection with the Loan, or loans made to affiliates of Borrower, which have no adverse economic effect (other than to a de minimis extent) on Borrower or affiliates thereof with respect to the loans and do not otherwise increase the obligations (other than to a de minimis extent) or decrease the rights (other than to a de minimis extent) of Borrower or its affiliates. In addition, at Lender’s request, Borrower shall review and comment on any fact in any prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum or offering circular used in connection with a securitization of the Loan in the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Properties,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan” (the “Covered Disclosure Information”). Without limitation of the foregoing, Borrower agrees to cooperate with Lender in connection with any other sale or disposition of the Loan (including, without limitation, splitting the Loan into one or more pari passu components each evidenced by a separate note). Indemnitor shall indemnify, subject to customary exceptions, Lender and certain other securitization parties in connection with any material misstatement or material omission of fact in connection with the Covered Disclosure Information which is based upon any information provided by, or on behalf of Borrower to Lender or the rating agencies in connection with a securitization.

Third-party Reports:

Borrower and Lender shall cooperate to update the existing third-party reports for each Property, including, but not limited to, a customary zoning report or reliance letter for each Property, a Phase I (and, if recommended by the Phase I report, Phase II) environmental report, a structural engineering report and a USPAP and MAI FIRREA-compliant appraisal. If any of the reports indicate any legal violations or other deficiencies, the Loan shall be funded in the full amount provided for herein and the deficiencies shall be addressed as described in the “Special Reserves” section above.

Reimbursement of Due Diligence Expenses:	Borrower shall periodically pay, upon request, all reasonable out-of-pocket costs and expenses in connection with the Loan (excluding the costs and expenses in connection with the securitization and/or syndication of the Loan (other than Borrower’s legal costs and expenses in connection with the securitization and/or syndication of

EXH. A-16

the Loan, which shall be paid by Borrower)), including, but not limited to, third party and diligence reports, fees of Lender’s Counsel (as defined in the Commitment Letter), local and appropriate specialty counsel, counsel of the co-lenders with respect to co-lender issues in an amount not to exceed $50,000 in the aggregate, counsel to any purchasers of the mezzanine loans in an amount not to exceed $250,000 in the aggregate, Borrower’s counsel, fees of the insurance consultant and accountants, contract underwriting fees, site inspection fees and fees associated with Borrower’s cooperation hereunder, irrespective of whether the Loan closes (provided, that, Borrower shall not be responsible for the fees of other counsel to Lender except as specifically set forth above).

Good Faith Deposit:

$3,000,000.00. The Good Faith Deposit less out-of-pocket expenses incurred by Lender shall be refunded to Borrower if, despite Borrower’s commercially reasonable efforts, a closing does not occur. Otherwise, Lender shall retain the Good Faith Deposit as liquidated damages to Lender for its losses and damages related to the failure of the Loan to close. Borrower and Lender acknowledge and agree that such losses and damages are difficult, if not impossible, to ascertain and that the amount of the Good Faith Deposit constitutes a reasonable estimate thereof.

Patriot Act:

To help fight the funding of terrorism and money laundering activities, pursuant to The U.S. PATRIOT Act, Lender obtains, verifies, and records information that identifies each person and entity with whom we are a non-affiliate that enter into a business relationship. Pursuant to The U.S. PATRIOT Act, when you enter into the business relationship, verification will include (but is not limited to) name, address, corporate tax identification number, date of birth, (applicable to an individual), and other information that will allow us to identify you. We may also ask to see corporate resolutions or other identifying documents from you.

Borrower shall warrant, represent and covenant in the Loan Documents that neither Borrower, Indemnitor nor any of their respective affiliated entities are or will be an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 ("EO13224"); (ii) whose name appears on the United States Treasury Department's Office of Foreign Assets Control ("OFAC") most current list of "Specifically Designed National and Blocked Persons," (iii) who commits, threatens to commit or supports "terrorism", as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in (i) –(iv) above are herein referred to as a “Prohibited Person”). Borrower shall also covenant and agree in the Loan Documents that neither Borrower, Indemnitor nor any of their respective affiliated entities will (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, (ii) engage in or conspire to engage in any transaction that evades or avoids or that the purpose of

EXH. A-17

evading or avoiding any of the prohibitions of EO 13224. Borrower will further covenant and agree in the Loan Documents to deliver to Lender any such certification or other evidence as may be requested by Lender in its sole and absolute discretion, confirming that (i) neither Borrower or Indemnitor is a Prohibited Person and (ii) neither Borrower nor Indemnitor has engaged in any business transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person.

Borrower shall disclose to Lender the names of any investors (individuals or entities) which hold 10% or more of Borrower (whether directly or indirectly) together with any tax identification numbers and other such identification numbers or information required by Lender to complete its internal investor due diligence prior to closing.

EXH. A-18

Exhibit A

(PROPERTIES)1, 2

MOBs	City, State
A&R MOB Portfolio - Abilene Medical Mall	Abilene, TX
A&R MOB Portfolio - Ruston Green Clinic	Ruston, TX
Bessemer MOB	Bessemer, AL
Central Indiana - 8220 Naab Rd	Indianapolis, IN
Central Indiana - 8240 Naab Rd	Indianapolis, IN
Central Indiana - 8260 Naab Rd	Indianapolis, IN
Central Indiana - Avon Medical Arts	Indianapolis, IN
Central Indiana - Carmel Penn	Indianapolis, IN
Central Indiana - Carmel Physicians	Indianapolis, IN
Central Indiana - Del Mar	Indianapolis, IN
Central Indiana - Fishers MAB	Indianapolis, IN
Central Indiana - Hazel Dell	Indianapolis, IN
Central Indiana - Indiana Heart Physicians	Indianapolis, IN
Central Indiana - Indiana Orthopedics	Indianapolis, IN
Central Indiana - Lafayette MOB	Indianapolis, IN
Central Indiana – Muncie	Indianapolis, IN
Central Indiana - Noblesville Medical Arts	Indianapolis, IN
Central Indiana - North Meridian	Indianapolis, IN
Central Indiana – Riverview MOB (Prairie Lakes)	Indianapolis, IN
Central Indiana - Southern Indiana	Indianapolis, IN
Chula Vista MOB (855)	Chula Vista, CA
Chula Vista MOB (865)	Chula Vista, CA
Columbia MOB	Columbia, SC
Des Plaines Surgical Center	Des Plaines, IL
Dixie-Lobo: Alice MOB (Christus Spohn)	Alice, TX
Dixie-Lobo: Carlsbad MOB	Carlsbad, NM
Dixie-Lobo: Hobbs MOB (Lea Regional Med Ctr)	Hobbs, NM
Dixie-Lobo: Hope MOB (Med Park Hospital)	Hope, AR
Dixie-Lobo: Lake Charles MOB (Wm & Ch Hosp)	Lake Charles, LA
Dixie-Lobo: Lufkin MOB (Woodland Hts Med)	Lufkin, TX
Dixie-Lobo: Victoria MOB (De Tar Hosp N)	Victoria, TX
Dixie-Lobo: Wharton MOB A (Gulf Coast Med)	Wharton, TX
Dixie-Lobo: Wharton MOB B (Gulf Coast Med)	Wharton, TX
Eagles Landing GA MOB	Stockbridge, GA

1 The following four “care homes” are under development in the UK: (1) Southlands Court, 33 Hastings Road, Bexhill-On-Sea, (2) Ivy Road, Ivy Road, Norwich, Norfolk, (3) Home of Compassion, High Street, Thames Ditton, and (4) Bawtree House, 75 Worchester Road, Sutton. It is unclear whether these facilities will be ALFs or SNFs.

2 Certain properties are subject to purchase options in favor of third parties that may be exercised at any time or at specified times.

EXH. A-19

East Tennessee MOBs - Dowell Springs MOB	Knoxville, TN
East Tennessee MOBs - Old Weisgarber MOB	Knoxville, TN
Eastern Michigan - Keystone Medical Center	Novi , MI
Eastern Michigan - West Oaks MOB	West Bloomfield, MI
El Paso MOB (Sierra Providence)	El Paso, TX
Ennis MOB	Ennis, TX
Falls of Neuse Raleigh MOB	Raleigh, NC
FLAGS - Austell MOB	Austell, GA
FLAGS - Boynton MOB	Boynton Beach, FL
FLAGS - Okatie MOB	Okatie, SC
FLAGS - Tempe MOB	Tempe, AZ
Greeley MOB	Greeley, CO
Greeley Northern Colorado - Building 1	Greeley, CO
Greeley Northern Colorado - Building 2	Greeley, CO
Greeley Northern Colorado - Building 3	Greeley, CO
Gulf Plains - Amarillo MOB	Amarillo, TX
Gulf Plains - River Oaks Houston MOB	Houston, TX
Hardy Oak MOB	San Antonio, TX
Highlands Ranch Medical Pavilion	Highlands Ranch, CO
Jasper MOB 220	Jasper, GA
Jasper MOB 620	Jasper, GA
Jasper MOB III	Jasper, GA
Lacombe Medical Office Building	Lacombe, LA
Lakewood MOB I	Lakewood Ranch, FL
Lawton MOB: 5604 Bldg	Lawton, OK
Lawton MOB: 5606 Bldg	Lawton, OK
Livingston MOB	Livingston, TX
Maxfield Sarasota MOB	Sarasota, FL
Midwestern - Champaign	Champaign, IL
Midwestern - Lemont	Lemont, IL
Midwestern - Naperville	Naperville, IL
Midwestern - Urbana	Urbana, IL
Milestone - Benton Home Health	Benton, AR
Milestone - Benton Medical Plaza I	Benton, AR
Milestone - Benton Medical Plaza II	Benton, AR
Milestone - Bryant MOB	Bryant, AR
Milestone - Jersey City MOB	Jersey City, NJ
Ola Nalu - Alta Vista MOB	Las Vegas, NM
Ola Nalu - Hilo MOB	Hilo, HI
Ola Nalu - Huntsville MOB	Huntsville, AL
Ola Nalu - New Port Richey	New Port Richey, FL
Ola Nalu - Rockwall MOB	Rockwall, TX
Ola Nalu - San Angelo I	San Angelo , TX
Ola Nalu - San Angelo II	San Angelo , TX

EXH. A-20

Ola Nalu - Schertz MOB	Schertz, TX
Ola Nalu - Warsaw	Warsaw, IN
Parkway Medical Center - North Parkway	Beachwood, OH
Parkway Medical Center - South Parkway	Beachwood, OH
Pocatello East MOB	Pocatello, ID
Rockwall MOB II	Rockwall, TX
Santa Rosa Health Plaza	Santa Rosa, CA
Sartell MOB - Center for Neurosurgery (166 Sartell)	Sartell, MN
Sartell MOB - Center for Neurosurgery (162 Sartell)	Sartell, MN
Shelbyville MOB	Shelbyville, TN
Silver Star - DeSoto MOB	DeSoto, TX
Silver Star - Frisco	Frisco, TX
Silver Star - Killeen MOB	Killeen, TX
Silver Star - Rowlett MOB	Rowlett, TX
Silver Star - Temple MOB	Temple, TX
Spokane MOB[1]	Spokane, WA
St. Anthony MOB II - St. Anthony North Denver	Westminster, CO
St. Anthony North Denver MOB	Westminster, CO
St. Petersburg MOB	St. Petersburg, FL
St. Vincent Cleveland MOB	Cleveland, OH
Sylva MOB	Sylva, NC
Texarkana MOB	Texarkana, TX
Winn MOB Portfolio - 484 Bldg	Decatur, GA
Winn MOB Portfolio - 495 Bldg	Decatur, GA
Winn MOB Portfolio - 497 Bldg	Decatur, GA
Winn MOB Portfolio - 500 Bldg	Decatur, GA
Winn II MOB	Decatur, GA
Hinsdale MOB - 908 N Elm	Hinsdale, IL
Hinsdale MOB - 911 N Elm	Hinsdale, IL
Johns Creek MOB	Johns Creek, GA
Greeley Cottonwood MOB	Greeley, CO
Lacombe MOB II	Lacombe, LA
Bartlett TN MOB	Bartlett, TN
Hendersonville TN MOB	Hendersonville, TN
Kennestone East MOB - Building A	Marrietta, GA
Kennestone East MOB - Building B	Marrietta, GA
Tiger Eye MOBs - 1 Rykowski Lane	Middletown, NY
Tiger Eye MOBs - 109 Rykowski Lane	Middletown, NY
Tiger Eye MOBs - 300 Crystal Run Road	Middletown, NY
Tiger Eye MOBs - 61 Emerald Place	Rockhill, NY
Tiger Eye MOBs - 95 Crystal Run Road	Middletown, NY
Tiger Eye - 155 Crystal Run Road	Middletown, NY

3 A third party has exercised a right of first refusal to purchase a portion of this property, but that purchase has not been consummated to date.

EXH. A-21

Dux: 8071 Township Line Road	Indianapolis, IL
Dux: Adena MOB	Chillicothe, OH
Dux: Franciscan Physicians Hospital OPC	Munster, IN
Dux: Franklin Township MOB	Indianapolis, IN
Dux: Hammond Clinic Family Wellness Center	Munster, IN
Dux: Hammond Clinic Specialty Center	Munster, IN
Dux: Hammond Clinic St. John	St. John, IN
Dux: Marquette General	Escanaba, MI
Dux: Mercy Clermont MOB	Batavia, OH
Dux: Ortho Indy West (MOB & OPC)	Brownsburg, IN
Dux: San Antonio MOB (CHRISTUS Santa Rosa)	San Antonio, TX
Dux: St. Elizabeth MOB East MOB A	Lafayette, IN
Dux: St. Elizabeth MOB East MOB B	Lafayette, IN
Dux: St. Francis US 31	Indianapolis, IN
Dux: St. Mary's Heart Institute	Evansville, IN
Central IN II - 8205 56th Street	Indianapolis, IN
Central IN II - Greenfield MOB	Indianapolis, IN
Central IN II - Post Road Indy MOB I (1250)	Indianapolis, IN
Central IN II - Post Road Indy MOB II (1270)	Indianapolis, IN
Eagles Medical Plaza	Carson City, NV
Brentwood Medical Plaza	Brentwood, CA
Humble MOB	Humble, TX
Villa Rosa	San Antonio, TX
Riverstone Vicksburg	Shenandoah, TX Vicksburg, MS

Hospitals	City, State
Athens LTACH	Athens, GA
Cape Girardeau LTACH	Cape Girardeau, MO
Columbia LTACH	Columbia, MO
Joplin LTACH	Joplin, MO
Salt Lake LTACH	Murray, UT
Surgical Hospital of Humble	Humble, TX
Muskogee LTACH	Muskogee, OK
Lafayette Rehabilitation Hospital	Lafayette, LA
East LA Hospital	Los Angeles, CA
Coast Medical (Norwalk A, B, and C)	Norwalk, CA
Gardena Hospital	Gardena, CA
Bellaire LTACH	Houston, TX
Behavioral Hospital of Bellaire Naples LTACH	Houston, TX Naples, FL

EXH. A-22

ALFs/ILFs	City, State
NC ALF Portfolio - Fayetteville	Fayetteville, NC
NC ALF Portfolio - Fuquay-Varina	Fuguay-Varina, NC
NC ALF Portfolio - Knightdale	Knightdale, NC
NC ALF Portfolio - Lincolnton	Lincolton, NC
NC ALF Portfolio - Monroe (Indian Trail)	Monroe, NC
NC ALF Portfolio - Durham	Durham, NC
Ochoco Village	Prineville, OR
Regency Park Place	Corvallis, OR
Regency Woodland	Salem, OR
The Heights	Redmond, OR
The Summit	Bend, OR
Sugar Hill - ALF	Dalton, MA
Evergreen	Cincinatti, OH
Liberty Heights	Colorado Springs, CO
Lincolnwood Place	Lincolnwood, IL
The Seasons	Cincinatti, OH
Wellspring	Cincinatti, OH
Abbeycrest	Off Kennylands Road
Deer Park View	Teddington
Denham Manor	Denham
Dormy House	Sunningdale
Galsworthy House	Kingston upon Thames
Hulcott	Hulcott
Huntercombe Hall	Nuffield
Moorlands	Lightwater
Oaken Holt	Farmoor
Tall Trees Home	Shipton-Under-Wychwood
L'Hermitage	La Route de Beaumont, St. Peter
Beaumont Villas	La Route de Beaumont, St. Peter
Coxhill Manor	Chobham, Surrey
Cranmer Court	Farleigh Common
East Hill	Hillbrow Road, Liss
Kingclear	Camberely
Knowle Park	Cranleigh
Bradbury House	Braintree
Cedar House	Yelverton
Oak Manor	Dereham
Rendlesham	Rendelsham
Claydon House	Stansfield Road, Lewes
Coppice Lea	Merstham
Fir Tree House	Tunbridge Wells
Garth House	Dorking

EXH. A-23

Heffle Court	Heathfield
Kippington	Oak Lane, Sevenoaks
Rectory House	Sompting
Sundridge Court	Bromley
Walstead Place	Walstead, Haywards Heath
Ferfoot	Chippenham
Frethey House	Bishop's Hull
Gildawood Court	Attleborough
Magna Care	Wimborne
Mill House	Chipping Campden
Miranda House	Wootton Bassett
Mount Pleasant	Winshill
St George	St George
Beechwood Park	New Sauchie
Forth Bay	Kincardine on Forth
Hillview Court	Sauchie
Marchglen	Fishcross
Scoonie House	Leven
Strathview	Auchtermuchty
Glenwood - Staunton	Effingham, IL
Glenwood - Effingham	Greenville, IL
Glenwood - Mt. Zion	Staunton, IL
Glenwood - Mahomet	Mahomet, IL
Glenwood – Greenville Kissito Roanoke	Mt. Zion, IL Roanoke, VA

SNFs	City, State
Bastian	Bastian, VA
Lebanon	Lebanon, VA
Fincastle	Boetourt, VA
Low Moor	Low Moor, VA
Hot Springs	Hot Springs, VA
Yuma	Yuma, AZ
Charlottesville	Charlottesville, VA
Midlothian	Midlothian, VA
Care Pavilion	Philadelphia, PA
Cheltenham York	Philadelphia, PA
Cliveden	Philadelphia, PA
Maplewood Manor	Philadelphia, PA
Tucker House	Philadelphia, PA
Milton	Milton, PA
Watsontown	Watsontown, PA
Craneville Place - SNF	Dalton, MA
Park Place - SNF	Hyde Park (Boston), MA

EXH. A-24

Pittsfield - SNF	Pittsfield, MA
Gainesville	Gainesville, GA
Buckhead	Atlanta, GA
Millington	Millington, TN
Snellville	Snellville, GA
Memphis	Memphis, TN
Covington	Covington, GA
Rockdale	Conyers, GA
Mobile	Mobile, AL
Shreveport	Shreveport, LA
Westminster	Atlanta, GA
Loma Linda Pediatric Specialty Hospital	Loma Linda, CA
Cascade View (119 SE Wilson)	Bend, OR
Laurel Hill	Grants Pass, OR
Mt. Si Transitional	North Bend, WA
Ochoco Care Center	Prineville, OR
Olympia Manor	Olympia, WA
Park Rose Care Center	Tacoma, WA
Pilot Butte Rehab	Bend, OR
Redmond Health Care Center	Redmond, OR
Fairview SNF	Grants Pass, OR
Park House SNF	Royersford, PA

Exhibit B

Non-Recourse Carveouts4

Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or any director, officer, partner, shareholder, member or manager of Borrower or owner of any direct or indirect interest in Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower or any director, officer, partner, shareholder, member or manager of Borrower or owner of any direct or indirect interest in Borrower, in any such action or proceeding under or by reason of or under or in connection with the Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and

4 Defined terms and section references to be conformed to final Loan Agreement.

EXH. A-25

 sale under the Mortgages; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any assignment of leases contained in the Mortgages; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Properties; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any reasonable out-of-pocket loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including reasonable out-of-pocket attorneys’ fees and expenses reasonably incurred but in all events excluding any consequential, punitive, special or exemplary damages (except to the extent Lender is actually liable for such damages)) arising out of or in connection with the following:

(i)         fraud or intentional misrepresentation by Borrower, SPE Component Entity5, NorthStar, OpCo or Indemnitor in connection with the Loan;

(ii)       the gross negligence or willful misconduct of Borrower, SPE Component Entity, NorthStar, OpCo or Indemnitor;

(iii)      material physical waste of any Property arising from the intentional acts or omissions of Borrower, SPE Component Entity, Northstar, OpCo or Indemnitor;

(iv)      the removal or disposal by Borrower, SPE Component Entity, Northstar, OpCo or Indemnitor or their respective Affiliates of any portion of any Property after an Event of Default unless replaced with Property of equal utility and value or as otherwise permitted by the terms of the Loan Documents;

(v)       the misappropriation or conversion by Borrower, SPE Component Entity, NorthStar, OpCo or Indemnitor of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to any Property, (B) any Awards received in connection with a Condemnation of all or a portion of any Property, (C) any Rents following an Event of Default, or (D) any Rents paid more than one month in advance;

(vi)      failure of Borrower to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of any Property; provided, however, Borrower shall have no liability under this subsection (vi) if (A) such charges for labor or materials or other charges or judgments are being contested in accordance with the terms and conditions of the Loan Agreement or (B) sufficient cash flow is not available to Borrower from the Properties unless Borrower incurred such charges after the occurrence and during the continuance of an Event of Default except to the extent such charges were (I) necessary to protect against imminent danger to the health or safety of any Tenant or other Person at or in the immediate vicinity of any Property or prevent any imminent defect, damage or harm to the Properties, (II) contracted for prior to such Event of Default or (III) consented to in writing by Lender (so long as such insufficiency does not arise from the intentional misappropriation or conversion of revenues by Borrower, SPE Component Entity, NorthStar, Indemnitor or any Affiliates of Borrower, SPE Component Entity, NorthStar or Indemnitor);

5 Applicability of SPE Component Entity to be determined upon receipt of final organizational chart.

EXH. A-26

(vii)     any security deposits, advance deposits or any other deposits collected with respect to any Property which are not delivered to Lender upon a foreclosure of any Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(viii)    failure by any of Borrower, OpCo or SPE Component Entity to maintain its status as a Special Purpose Entity or the breach of any representation, warranty or covenant set forth in [Article 5] of the Loan Agreement;

(ix)       the failure by Borrower to (A) permit on-site inspections of any Property, (B) provide financial information and (C) appoint a new property manager upon the request of Lender as permitted under the Loan Agreement, each as required by, and in accordance with, the terms and provisions of the Loan Agreement or the Mortgages;

(x)        a breach of the securitization indemnification provisions of the Loan Agreement;

(vi)    any material amendment, material modification or voluntary termination of any Ground Lease by Borrower without Lender’s prior written consent other than as expressly permitted under the Loan Agreement;

(viii)     the termination or suspension of any Health Care License arising in connection with any grossly negligent or willful material violation of any Health Care Requirement or otherwise by Borrower or OpCo or any voluntary termination or rejection of any such Health Care License by Borrower or OpCo; or

(ix)       any violation of the Transfer provisions of the Loan Agreement not otherwise covered pursuant to clauses (B)(iv) and (B)(v) below.

Notwithstanding anything to the contrary in the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of: (a) Borrower, SPE Component Entity or OpCo filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against Borrower, SPE Component Entity, or OpCo under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower, SPE Component Entity, NorthStar, OpCo, Indemnitor or any of their respective Affiliates colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, SPE Component Entity or OpCo from any Person; (c) Borrower, SPE Component Entity or OpCo filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law unless required to do so by Lender; (d) Borrower, SPE Component Entity or OpCo consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, SPE Component Entity or OpCo or any portion of the Properties unless required to do so by Lender; (e) Borrower, SPE Component Entity or OpCo making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; provided that Borrower shall have no liability under this clause in connection with the delivery of financial statements or any other filing required to be delivered pursuant to a subpoena or any order

EXH. A-27

entered in a bankruptcy proceeding or required under applicable law in connection with such application made by any Person which is not an Affiliate of Borrower; (ii) if the first full monthly payment of principal and interest on the Note is not paid when due; (iii) if Borrower, SPE Component Entity or OpCo fails to maintain its status as a Special Purpose Entity, as required by, and in accordance with, the terms and provisions of the Loan Agreement or the Mortgages, or comply with any representation, warranty or covenant set forth in [Article 5] of the Loan Agreement and such failure results in or is a substantial factor in a substantive consolidation of Borrower, SPE Component Entity or OpCo with any other Person in a bankruptcy or similar proceeding; (iv) if Borrower, SPE Component Entity or OpCo fails to obtain Lender’s prior written consent to (A) any voluntary Indebtedness or (B) voluntary monetary Lien encumbering any Property to the extent that such Lien required Lender’s consent under the Loan Agreement; or (v) if Borrower, SPE Component Entity or OpCo fails to obtain Lender’s prior written consent to any voluntary transfer of any material portion of the [Collateral] or to any voluntary act that causes a change in the ownership of Borrower, SPE Component Entity or OpCo, to the extent that such ownership change required Lender’s consent under the Loan Agreement.

EXH. A-28

EXHIBIT B

PROPOSED LIST OF LOAN DOCUMENTS

LOAN DOCUMENTS:

1.	Loan Agreement
2.	Promissory Note
3.	Mortgages/Deeds of Trust, Assignment of Leases and Rents and Security Agreement
4.	UCC-1 Financing Statements (County & State of Formation)
5.	Environmental Indemnity Agreement
6.	Cash Management Agreement
7.	Clearing Account Agreement
8.	Assignment of Property Management Agreement and Subordination of Management Fees Agreement
9.	Operations and Maintenance Agreement, if applicable
10.	Collateral Assignment of Note, Deed of Trust and Other Documents
11.	Guaranty Agreement (Recourse Obligations)
12.	Authorization to Wire Funds (Settlement Statement)
13.	Escrow letter with Title Company

14.	Mezzanine Loan Documents, as and if applicable

15.	UK Loan Documents, as and if applicable

EXHIBIT C

EXCLUDED ENTITIES

American Healthcare Investors LLC and Griffin Capital Corporation